Exhibit 10.2

Keryx Biopharmaceuticals Appoints Scott A. Holmes as Chief Financial Officer

BOSTON, MA, July 27, 2015 — Keryx Biopharmaceuticals, Inc. (Nasdaq:KERX) today announced the appointment of Scott A. Holmes to Chief Financial Officer effective immediately. Mr. Holmes will be responsible for Keryx’s finance function and will be a member of the company’s executive team. He will succeed James Oliviero whose planned departure was announced earlier this year. Mr. Oliviero will stay with the company through a transition period.

“I am delighted to have Scott join Keryx at this stage of our company’s development,” said Greg Madison, chief executive officer of Keryx. “Following a thorough search, it became clear that Scott’s track record of success in building and leading finance organizations at both development-stage and commercial companies would be an asset to us as we continue to grow and mature. Scott’s commercial experience and financial expertise will be critical as we address the significant opportunities ahead for Auryxia™ and build a market-leading renal business.”

“I’m fortunate to join Keryx and welcome the opportunity to work with an outstanding team with a deep understanding of renal disease and the market,” said Mr. Holmes. “Keryx has entered an important period as it advances the launch of Auryxia in the U.S. and prepares for the Phase 3 data readout to potentially expand into another indication. I am committed to working with Greg and the entire Keryx team to ensure that our business decisions are grounded in a solid financial strategy and position us to realize the company’s full potential.”

Mr. Holmes brings nearly 20 years of life sciences and financial management expertise to Keryx. He joins the company from AMAG Pharmaceuticals where he most recently served as senior vice president, finance and investor relations during a period of high growth driven by acquisitions and public financings. Prior to AMAG, from 2011 to 2009, he was vice president of finance and treasurer of Molecular Biometrics Inc., a commercial stage medical diagnostics company and vice president of finance & administration of On-Q-ity Inc., an oncology diagnostics company. Prior to 2009, he spent five years at Dynogen Pharmaceuticals, Inc., a privately held pharmaceutical company, where he was vice president finance & administration and treasurer. Mr. Holmes previously was a senior auditor with Ernst & Young, LLP and earned his Certified Public Accountant certificate in the Commonwealth of Massachusetts. He holds a dual M.S/M.B.A degree from Northeastern University Graduate School of Business Administration and B.A. in History from Middlebury College.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with offices in Boston and New York, is focused on bringing innovative therapies to market for patients with renal disease. In December 2014, the Company launched its first FDA-approved product, Auryxia (ferric citrate), in the United States. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In July 2015, the CHMP of the European Medicines Agency recommended granting a market authorization for Fexeric® (ferric citrate coordination complex) for the treatment of hyperphosphatemia in adults with chronic kidney disease. For more information about Keryx, please visit www.keryx.com.

Cautionary Statement

Some of the statements included in this press release, particularly those regarding the commercialization and subsequent clinical development of Auryxia, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully launched and marketed in the U.S.; whether Riona® will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; whether the European Commission will concur with the recommendation of the CHMP and grant approval of Fexeric; the risk that we may not be successful in the development of Auryxia for the treatment of iron deficiency anemia in non-dialysis dependent chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

T: 617.466.3447

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com